Exhibit 99.3

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT
PURSUANT TO SECTION 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

☒ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934.
For the fiscal year ended: December 31, 2000

☐ TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934.

For the transition period from to

Commission file number: 1-4850

A. Full title of plan and the address of the plan, if different from that of the issuer below: CSC Outsourcing Inc. CUTW Hourly Savings Plan
B. Name of issuer of the securities held pursuant to the plan and the address of its executive office:
Computer Sciences Corporation 2100 East Grand Avenue El Segundo, California 90245

TABLE OF CONTENTS
Description	Page
Statements of Net Assets Available for Benefits As of December 31, 2000 and 1999......................................................................	3
Statements of Changes in Net Assets Available for Benefits As of December 31, 2000 and 1999.......................................................................	4
Notes to the Financial Statements ...........................................................................	5

CSC OUTSOURCING INC. CUTW HOURLY SAVINGS PLAN

STATEMENTS OF NET ASSETS
AVAILABLE FOR BENEFITS

	___ December 31, __
	__2000	__ 1999 _
Assets
Investments (Notes 2, 5, and 8):
Short-term	$ 6,382	$ 6,306
Long-term - at fair value:
Brinson U.S. Bond Fund	-	53,849
Brinson U.S. Stock Fund	-	30,754
Mellon Enhanced Asset Fund	111,631	14,087
Russell Equity I Fund	224,527	-
Brinson U.S. Equity Fund	-	272,764
Mellon Stock Index Fund	151,988	135,403
CSC Company stock	675,565	1,001,133
Employee Loans (Note 6)	25,942	29,555
Interest in Master Trust (Note5)	__ 206,939	__ 177,509
Total Investments	_ 1,402,974	_ 1,721,360

Receivables:
Employee Contributions	720	8,622
Employer Contributions	1,000	800
Other Receivables	__ 21	__ 6,380
Total Receivables	_ 1,741	_ _ 15,802
Total Assets	1,404,715	_ 1,737,162
Liabilities
Accounts Payable	_6,989	__ 13,309
Total Liabilities	_6,989	__ 13,309
Net Assets Available for Benefits	$ 1,397,726 ===========	$ 1,723,853 ============

See Notes to Financial Statements

CSC OUTSOURCING INC. CUTW HOURLY SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS
AVAILABLE FOR BENEFITS

	For the Year Ended December 31, _ 2000 __	For the Year Ended December31, __ 1999 __
ADDITIONS
Investment (Loss) Income:
Net (depreciation) appreciation in fair value of investments (Note 8)	$ (435,627)	$ 295,016
Interest	378	352
Dividends	13,903	16,758
Plan interest in Master Trust investment income	___ 13,063	___ 8,569
	(408,283)	320,695
Less Investment Management Fees	___ (1,516)	___ (1,328)
	(409,799)	319,367

Contributions:
Employee	102,809	120,105
Employer	40,700	37,058
Employee Rollovers	___ 1,170	___
	___ 144,679	___ 157,163
Total (Reductions) Additions	(265,120)	476,530

DEDUCTIONS
Distributions to Participants (Notes 1 and 7)	___ 61,007	___ 99,167
Total Deductions	___ 61,007	___ 99,167
Net (Decrease) Increase	__ (326,127)	___ 377,363

Net Assets Available for Benefits:
Beginning of Year	__ 1,723,853	__ 1,346,490
End of Year	$ 1,397,726 =============	$ 1,723,853 =============

See Notes to Financial Statements

CSC OUTSOURCING INC. CUTW HOURLY SAVINGS PLAN

NOTES TO THE FINANCIAL STATEMENTS
For the Two Years Ended December 31, 2000

Note 1 Description of the Plan

The following brief description of the CSC Outsourcing Inc. CUTW Hourly Savings Plan (the "Plan") of CSC Outsourcing Inc. (the "Company") is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

The Plan became effective August 5, 1995, as a result of the Company acquiring certain employees of the Southern New England Telephone Company. The Plan is administered by a Committee consisting of four members (the "Committee) who are appointed by the Board of Directors of the Company and serve without compensation, being reimbursed by the Company for all expenditures incurred in the discharge of their duties as members of the Committee. The Committee has the power to interpret, construe and administer the Plan and to decide any dispute which may arise under the Plan. The Bank of New York (the "Trustee"), administers the Trust pursuant to a Trust Agreement entered into with the Company. All administrative expenses incurred for services rendered to the Plan shall be paid from the Trust to the extent not paid by the Company.

The Plan is a voluntary, contributory, defined contribution plan and is intended to satisfy the requirements of Section 401(a) and 401(k) of the Internal Revenue Code (the "Code"). It is also subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

The Company reserves the right to discontinue contributions and to terminate the Plan at anytime. Upon such termination, the participants' rights to the Company's contributions vest immediately and the account balances are fully paid to the participants.

Interest in the Common/Collective Trust

The Plan's investments are in the common/collective trust ("CCT") which was established for the investment of assets of the Plan and several other Computer Sciences Corporation sponsored retirement plans. Each participating retirement plan has an undivided interest in the CCT. The assets of the CCT are held by the Trustee. At December 31, 2000 and 1999, the Plan's interest in the net assets of the CCT was approximately .06% and .07%, respectively. Investment income and administrative expenses relating to the CCT are allocated to the individual plans based upon average monthly balances invested by each plan. As part of the CCT, a portion of the Plan's assets are held in a Master Trust managed by Black Rock Financial Management. At December 31, 2000 and 1999, the Plan's interest in the net assets of the Master Trust was approximately 10% and .79%, respectively.

CSC OUTSOURCING INC. CUTW HOURLY SAVINGS PLAN

NOTES TO THE FINANCIAL STATEMENTS
For the Two Years Ended December 31, 2000

Participants in the CCT consist of the Computer Sciences Corporation Matched Asset Plan, Computer Sciences Corporation Outsourcing Inc. Hourly Savings Plan, Computer Sciences Corporation Outsourcing Inc. CUTW Hourly Savings Plan, Computer Sciences Corporation Employee Pension Plan, Computer Sciences Corporation Outsourcing Inc. Hourly Pension Plan, Computer Sciences Corporation Outsourcing Inc. CUTW Hourly Pension Plan, CSC/Hughes Retirement Plan, CSR Range Employee Pension Plan, AEDC Contractor's Retirement Plan, CSC Cash Balance Plan and the CSC/Raytheon Retirement Plan (the "Plans"). On August 15, 2000, the Computer Sciences Raytheon Deferred Income Saving Plan was terminated and merged with the Computer Sciences Corporation Matched Asset Plan.

Eligibility and Participation

Employees are eligible to participate on specified enrollment dates if they satisfy the Plan's eligibility requirements, are hourly paid employees of CSC Outsourcing Inc. and are members of a collective bargaining unit for which participation in this Plan has been provided by negotiated agreement. A rehired eligible employee is eligible to rejoin the Plan on the next enrollment date.

There were approximately 52 and 61 participating employees at December 31, 2000 and 1999, respectively.

Employee and Company Contributions

A participant may authorize before-tax and after-tax contributions to the Plan subject to a maximum level of contributions (a certain percentage of base earnings), as specified by the bargaining agreement covering the employee. The Company will contribute, and forward to the Trust fund 66 2/3% of the first 1% to 6% for the employee matched contribution together with the participant's before-tax and after-tax contribution.

The employee base earnings deferred and contributed to the Trust fund cannot exceed $10,500 and $10,000 for calendar years 2000 and 1999, respectively, the maximum allowable under the Code. Annual after-tax contributions to the Plan (including employee and Company matching contributions) are limited to $30,000 for each participant. Any compensation deferral in excess of $10,500 for 2000 and $10,000 for 1999 and any after-tax contributions with matching Company contributions in excess of $30,000, together with income allocable to those excess contributions will be returned to a participant. Any matching Company contributions attributable to any excess contribution, and income allocable thereto, will either be returned to the Company or applied to reduce future matching Company contributions.

CSC OUTSOURCING INC. CUTW HOURLY SAVINGS PLAN

NOTES TO THE FINANCIAL STATEMENTS
For the Two Years Ended December 31, 2000

Participant Accounts

Each participant's account is credited with the participant's contribution and allocations of the Company's contribution and Plan earnings, and is charged with an allocation of investment management fees. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Vesting of Participants' Interests/Forfeitures

Participants are 100 percent vested at all times in their before-tax, after-tax contribution and Company matching accounts.

Distributable Amounts, Withdrawals and Refunds

The entire balance in all accounts for participants who retire, die, become disabled, or are discharged is distributed according to the provisions of the Plan. There are no forfeitures. The amounts distributed during 2000 and 1999, excluding hardship withdrawals, totaled $61,007 and $99,167, respectively.

While still an employee, a participant may make an in-service withdrawal of all or a part of the vested portion of his or her accounts attributable to their contributions, as well as vested Company matching contributions, plus the earnings on those amounts subject to the provisions of the Plan. Upon written notice to the Committee, a participant may make a hardship withdrawal of his or her before-tax and after-tax contributions, as well as Company matching contributions if the Committee finds, after considering the participant's request, that an adequate financial hardship and resulting need for such amount has been demonstrated by the participant. A participant may request a hardship withdrawal only if he or she first takes a loan of any available monies in the Plan. Both types of withdrawals are subject to certain restrictions as described in the Plan document. No hardship withdrawals were made in 2000 and 1999.

Note 2 Summary of Significant Accounting Policies

The accounting and reporting policies followed in preparation of the financial statements of the Plan of the Company conform with accounting principles generally accepted in the United States of America. The following is a summary of the significant policies.

CSC OUTSOURCING INC. CUTW HOURLY SAVINGS PLAN

NOTES TO THE FINANCIAL STATEMENTS
For the Two Years Ended December 31, 2000

Assets of the Plan

The assets of the Plan are held in a trust with five sub-accounts, which represents the investment options. The investment income in the respective sub-accounts is allocated to the participants. Contributions to, and payments from, the Plan are specifically identified to the applicable sub-accounts within the Trust.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, Plan management uses estimates. The Plan has disclosed in the financial statements all estimates where it is reasonably possible that the estimate will change in the near term and the effect of the change could be material to the financial statements.

Security Transactions

Security transactions are accounted for on a trade date basis. Dividend income is recorded on the ex-dividend date. Interest income is accounted for on the accrual basis.

Participants in the Stock Fund may elect to receive distributions in certificates for shares of the common stock of Computer Sciences Corporation.

Valuation of Investment Securities

Investments in common stocks and mutual funds are stated at fair value based upon closing sales prices reported on recognized securities exchanges on the last business day of the month or, for the listed securities having no sales reported and for unlisted securities, upon last reported bid prices on that date. Investments in certificates of deposit, money market funds and corporate debt instruments (commercial paper) are stated at cost which approximates fair value.

Payment of Benefits

Benefits are recorded when paid.

CSC OUTSOURCING INC. CUTW HOURLY SAVINGS PLAN

NOTES TO THE FINANCIAL STATEMENTS
For the Two Years Ended December 31, 2000

Note 3 Income Tax Status

The Company will apply for a determination letter from the Internal Revenue Service substantiating that the Plan, as amended, qualifies under Section 401(a) of the Code and, with respect to its qualified cash or deferred arrangement, under Section 401(k) of the Code. The Committee believes the Plan is designed and operated to qualify as such. When the requirements of Section 401(k) of the Code are satisfied, the following tax consequences result:

(i) A participant is not subject to federal income tax on Company contributions to the Plan or on income or realized gains in Plan Accounts attributable to the participant until a distribution from the Plan is made to him or her.

(ii) The participant is able to exclude from his or her income for federal income tax purposes, the amount of his or her compensation deferral contributions, subject to a maximum exclusion of $10,500 and $10,000 for 2000 and 1999 taxable years of the participants, respectively.

(iii) On distribution of a participant's vested interest in the Plan, the participant generally is subject to federal income taxation, except that: (1) tax on "net unrealized appreciation" on any Computer Sciences Corporation stock distributed as a part of a "lump sum distribution" generally is deferred until the participant disposes of such stock, and (2) tax may be deferred to the extent the participant is eligible for and complies with certain rules permitting the "rollover" of a qualifying distribution to another retirement plan, or individual retirement account.

Note 4 Reconciliation of Financial Statements to Form 5500

_ _ December 31,__
	_2000	_1999 _ _
Net assets available for benefits per the financial statements Amounts allocated to withdrawing participants Net assets available for benefits per Form 5500	$ 1,397,726 ____ _(53) $ 1,397,673 =========	$ 1,723,853 ______ (51) $ 1,723,802 ==========

 CSC OUTSOURCING INC. CUTW HOURLY SAVINGS PLAN

NOTES TO THE FINANCIAL STATEMENTS
For the Two Years Ended December 31, 2000

The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:

Year Ended December 31,
_2000 _	_1999__

Benefits paid to participants per the financial statements
Add: Amounts allocated to withdrawing participants at
  December 31, 2000
Less: Amounts allocated to withdrawing participants at
  December 31, 1999
Benefits paid to participants per the Form 5500

$ 61,007 53 ____ 5(1) $ 61,009 =========	$ 99,167 51 ______(1,075) $ 98,143 ===========

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2000 but not paid as of that date.

Note 5 Investment Funds

Participant contributions - Subject to rules the bargaining unit has adopted, each participant has the right to designate one or more of the following investment funds established by the Committee for the investment of his or her compensation deferral contributions and after-tax contributions in percentages determined by the bargaining unit.

The investment funds are held by the CCT. The fixed income fund investments are in a Master Trust.

The Fixed Income Fund

The Fixed Income Fund represents holdings of units in a core bond investment fund and is managed by Black Rock Financial Management. The investment portfolio is actively managed and consists of fixed income instruments which include: U.S. Treasury and agency securities, corporate bonds, mortgage-backed securities, municipal bonds and asset-backed fixed income securities. At December 31, 2000 and 1999, the Plan's interest in the net assets of the fixed income investment fund was approximately 10% and .79%, respectively. During August of 2000, another participant in the Master Trust, Computer Sciences Raytheon Deferred Income Savings Plan, transferred its interest out of the Master Trust, resulting in the Plan's increased percentage in the Master Trust for the year ended December 31, 2000. Investment income and administrative expenses relating to the fixed income investment fund are allocated to individual plans based upon average monthly balances invested by each plan.

CSC OUTSOURCING INC. CUTW HOURLY SAVINGS PLAN

NOTES TO THE FINANCIAL STATEMENTS
For the Two Years Ended December 31, 2000

The following table represents the fair value of investments for the Master Trust:

___December 31, ___
	_2000_	_1999_
Investments at fair value: Corporate bonds U.S. government securities Core bond fund Other bonds Short-term investments Accrued income	$ - - 2,021,876 - 5 __________- $ 2,021,881 ==========	$ 10,683,212 8,885,921 - 2,358,608 233,323 _____160,208 $ 22,321,272 ==========

Investment income for the Master Trust is as follows:

____ December 31,__
_2000_	_1999 _

Investment income:
  Net appreciation (depreciation) in fair value of      investments
  Interest:
    Corporate bonds
    U.S. government securities
    Dividends
    Other bonds
    Short-term investments

Less investment management fees

$ 99,373 131,247 178,808 451,427 36,537 _____115,487 1,012,879 _____(19,540) $ 993,339 ===========	$ (599,954) 705,454 466,200 - 131,971 ______73,592 777,263 ____(125,183) $ 652,080 ===========

The Balanced Fund

This Fund's investment objective is to outperform a balanced benchmark by actively allocating assets among stocks, bonds, and cash equivalents. The Fund's benchmark is a static mix of 65 percent U.S. equities and 35 percent U.S. fixed income securities. In 2000, the Fund is invested in Mellon Capital's Enhanced Asset Allocation Fund. In 1999, the Fund was invested in the Brinson U.S. Balanced Fund and the Mellon Enhanced Asset Fund.

CSC OUTSOURCING INC. CUTW HOURLY SAVINGS PLAN

NOTES TO THE FINANCIAL STATEMENTS
For the Two Years Ended December 31, 2000

The Active Equity Fund

The Active Equity Fund's objective is to maximize total return, consisting of both capital appreciation and current income, without assuming undue risk. The Fund is diversified across a wide range of U.S. equity securities. The Active Equity Fund's benchmark is the Russell 1000 Index, which includes large and intermediate capitalization issues as complied by an independent data provider. It was managed by Brinson Partners in the Brinson U.S. Equity Fund at the start of 2000. During the year the investment manager was changed to Frank Russell Trust Company and is invested in the Russell Equity I Fund. The Fund is subadvised by a dozen managers.

The Stock Index Fund

The Fund is managed by Mellon Capital Management. The objective of the Fund is to modestly exceed the performance of the Standard & Poor's 500 Stock Index. The Stock Index Fund either invests in a stock portfolio designed to track the performance of the S&P Stock Index and/or creates a synthetic S&P 500 portfolio using (unleveraged) financial futures and options. Assets used as collateral for futures/options positions are comprised of various market or debt instruments.

The Company Stock Fund

Amounts allocated to this investment alternative will be used to purchase shares of Computer Sciences Corporation common stock which will be held for the benefit of the participant. The performance of this fund will depend upon the performance of Computer Sciences Corporation stock. The Trustee may purchase Computer Sciences Corporation stock on national securities exchanges or elsewhere.

In accordance with rules established by the Committee, participants may change their investment elections as of the first day of the first payroll period in the month, if filed within the prescribed time, by delivering an election form to the Company. Participants may transfer their existing account balances in 1 percent increments. Transfer elections are effective as of the first day of the month, or the second month if the participant's election form is not filed within the time prescribed by the Committee, following the month in which the participant files his election form with the Company.

Company contributions - In accordance with the provisions of the Plan, the Trustee must promptly invest matching Company contributions paid into the Trust fund in the same fund as the participant contributions.

CSC OUTSOURCING INC. CUTW HOURLY SAVINGS PLAN

NOTES TO THE FINANCIAL STATEMENTS
For the Two Years Ended December 31, 2000

Note 6 Participant Loans

The Plan has a loan provision in place which is available to participants covered by the bargaining unit. As of December 31, 2000 and 1999, $25,942 and $29,555 of loans were outstanding, respectively.

The loans (which are accounted for in the Loan Fund) are deducted from the participants' accounts according to a priority specified in the Plan's loan rules and, within each account, pro rata from the funds based on their balances at the time. Loan repayments are reinvested in the participants' funds according to their current investment election. The repayments are similarly allocated among participants' accounts according to the priority specified in the Plan's rules.

Note 7 Benefits Payable

As of December 31, 2000 and 1999, net assets available for benefits included benefits of $53 and $51, respectively, due to participants who have withdrawn from participation in the Plan.

CSC OUTSOURCING INC. CUTW HOURLY SAVINGS PLAN

NOTES TO THE FINANCIAL STATEMENTS
For the Two Years Ended December 31, 2000

Note 8 Investments in Common/Collective Trust

The following table presents investments in the CCT at fair value.

	____December 31,___
	__2000_	__ 1999 _
Investments at Fair Value as Determined by
Quoted Market Price
Cash	$ 1,663,729	$ -
Short-term investment fund	25,767,826	29,307,397
Money market fund	52,066,070	51,345,379
Bonds and debentures	226,960,951	253,669,770
CSC Stock Fund	387,876,476	571,694,870
International portfolio fund	78,637,722	72,758,006
Investment in registered investment companies
Active Allocation Fund	124,752,673	128,646,885
Brinson Balanced Fund	47,094,954	51,710,654
Brinson Equity Fund	136,809,724	337,368,301
Mellon Capital Aggr. Bond Fund	20,495,304	17,911,698
Mellon Corporate Bond Fund	113,952,590	81,103,182
Mellon EB Enhanced Asset Allocation Fund	111,631	5,912,715
Mellon EB Stock Index Fund	26,083,391	28,134,795
Mellon Equity Fund	246,407,439	260,780,314
Mellon Equity Completion Fund	96,151,793	79,830,857
Mellon Gov't Bond Fund	925,195	874,722
Mellon Index Fund	151,988	136,853
Mellon S&P 500 Index Fund	270,445,105	281,011,005
Pacific Mutual Enhanced Bond Fund	34,743,189	30,991,341
BlackRock Core Bond Fund	20,244,981	5,454,439
Vanguard High Yield Bond Fund	5,005,183	3,369,664
Mellon Balanced 40/60 Fund	11,471,934	8,462,935
Mellon Balanced 60/40 Fund	28,904,001	20,444,734
Mellon Balanced 80/20 Fund	45,206,806	31,402,920
Mellon S&P 500 Select Fund	28,616,010	24,760,868
Russell Equity I Fund	__149,682,268	_ ____ -
	2,180,228,933	2,377,084,304
Investment at Estimated Fair Value
Geewax Terker Hedge Fund	13,606,575	12,801,517

Investment at Cost, Which Approximates Fair Value
Employee loans	__ 24,612,171	_ 25,954,315
Total Common/Collective Trust	$ 2,218,447,679 =============	$ 2,415,840,136 ============
Plan's Interest in the Common/Collective Trust Investments	$ 1,402,974 =============	$ 1,721,360 ============

CSC OUTSOURCING INC. CUTW HOURLY SAVINGS PLAN

NOTES TO THE FINANCIAL STATEMENTS
For the Two Years Ended December 31, 2000

The investment (loss) income of the CCT is summarized as follows:

___ _Year Ended December 31,__ _
	__ 2000__	__ 1999_
Net (depreciation) appreciation in fair value of investments	$ (307,220,186)	$ 240,091,100
Dividends	46,592,239	44,038,879
Interest	___ 18,616,881	_ 17,493,100
Common/Collective Trust (Loss) Income	$ (242,011,066) =============	$ 301,623,079 ============
Plan's Interest in the Common/Collective Trust (Loss) Income	$ (408,283) =============	$ 320,695 ============

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Act of 1934, the Computer Sciences Corporation Retirement Plans Committee has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

CSC OUTSOURCING INC. CUTW HOURLY SAVINGS PLAN
Date: June 29, 2001	By:/s/LEON J. LEVEL Leon J. Level Chairman, Computer Sciences Corporation Retirement Plans Committee